EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2019 Results

EDINBURG, Va., Aug. 06, 2019 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announced solid second quarter results.

Second Quarter 2019 Highlights
·         Consolidated operating revenue grew 1.5% to $158.9 million.
·         Consolidated Adjusted OIBDA(1) grew 5.2% to $67.0 million with growth in all segments.
·         Consolidated operating income grew 13.5% to $24.0 million.
·         Diluted earnings per share grew 36.4% to $0.26 per share compared with $0.19 per share in second quarter 2018.
·         Wireless postpaid net additions of 10,767.

"Our second quarter results demonstrate continued strength of our high quality networks and operations highlighted by growth in Adjusted OIBDA across all of our business segments," said President and CEO Christopher E. French. "Shentel continued to achieve growth in both our postpaid and prepaid wireless customer base, as we capitalized on the investments we've made in our network to solidify our leadership role providing the highest reliability and broadest coverage in the markets we serve. Our Cable segment benefited from the successful integration of Big Sandy Broadband ("Big Sandy"), the DOCSIS 3.1 upgrade and new pricing introduced earlier in the year that led to bandwidth speed upgrades and growing customer ARPU. We continue to leverage our strong balance sheet and cash flow generation to make targeted investments to position the Company for strong growth for the next several years."

Please refer to our Second Quarter 2019 Earnings Presentation Supplement available at https://investor.shentel.com/ for additional information, including matters that will be referenced during the Company’s conference call. Included in this release are certain non-GAAP financial measures that are not determined in accordance with U.S. generally accepted accounting principles. Please refer to additional information for non-GAAP measures provided herein.

Consolidated Second Quarter 2019 Results

  Operating revenue in the second quarter of 2019 was $158.9 million, representing an increase of 1.5% from $156.5 million in the second quarter of 2018 driven by growth in the Cable and Wireline segments.

  Operating expenses for the second quarter of 2019 were $134.9 million, representing a decrease of 0.3% from $135.3 million in the second quarter of 2018. The decrease was primarily due to a decline in selling, general and administrative expenses in our Wireless and Other segments.

  Operating income for the second quarter 2019 was $24.0 million, representing an increase of 13.5% from $21.2 million in the second quarter of 2018.

  Adjusted OIBDA(1) in the second quarter of 2019 was $67.0 million, representing an increase of 5.2% from $63.7 million in the second quarter of 2018. The increase was driven by revenue growth in Cable and Wireline and lower transactional tax and professional fee expenses in the Wireless and Other segments.

  Net income in the second quarter of 2019 was $13.2 million, representing an increase of 36.6% from $9.6 million in the second quarter of 2018.

Wireless

  Shentel's network served 811,719 wireless postpaid subscribers at June 30, 2019, an increase of 4.0% compared with 780,658 subscribers as of June 30, 2018. Second quarter 2019 postpaid churn was 1.74%.  At June 30, 2019, tablets and data devices represented 10.4% of the postpaid base.

  Shentel's network served 269,039 wireless prepaid subscribers at June 30, 2019, an increase of 6.7% compared with 252,054 subscribers as of June 30, 2018. Second quarter 2019 prepaid churn was 3.97%, representing an improvement of 28 basis points compared with the prior year.

  Wireless operating revenue decreased 0.5% to $114.1 million for the second quarter of 2019 from $114.8 million in the second quarter of 2018. Travel revenue declined $3.0 million during the second quarter of 2019 due to the suspension by Sprint of travel revenue payments. The travel revenue decline was substantially offset by increases in subscriber service revenue of $0.9 million, in equipment revenue of $0.7 million, and in roaming revenue of $0.5 million.

  Under our Sprint affiliate agreement, Shentel and Sprint compensate one another when subscribers use the other company's network. This has been reflected in a net monthly payment of $1.5 million from Sprint to Shentel for the period beginning at the closing of the Ntelos transaction in 2016 through April of 2019. Sprint  suspended the monthly payments beginning in May 2019 pending agreement on new travel fees. Under our  affiliate agreement with Sprint, the travel fees are to be reset for a three year period. Although we have been working with Sprint to establish the new fees, we have not reached an agreement and have begun the escalation process as outlined in our affiliate agreement. We expect to resolve the new travel fees in the third quarter 2019.

  Wireless operating expenses in the second quarter of 2019 were $92.1 million, representing a decrease of 0.4% from $92.5 million in the second quarter of 2018.  This decrease was primarily due to a $1.8 million decline in selling, general and administrative expenses due to reductions in transactional tax expenses, partially offset by increases of $0.7 million in cost of goods sold and $0.7 million in depreciation expense.

  Wireless operating income in the second quarter of 2019 was $22.0 million, compared to $22.3 million for the second quarter of 2018.

  Wireless Adjusted OIBDA(1) in the second quarter of 2019 was $54.2 million, compared to $53.8 million for the second quarter of 2018.

Cable

  Total Revenue Generating Units ("RGUs") as of June 30, 2019 were 138,572, representing an increase of 4.1% and includes the addition of approximately 4,800 RGUs obtained through the Big Sandy acquisition that occurred in the first quarter of 2019.

  Cable operating revenue for the second quarter of 2019 was $34.7 million, representing an increase of 8.0% from $32.1 million in the second quarter of 2018. The increase was primarily attributable to a full quarter of Big Sandy results and growth in average revenue per customer ("ARPU") as broadband customers upgraded to higher-speed data access packages and an increase in video rates.

  Cable operating expenses in the second quarter of 2019 were $27.9 million, representing an increase of 7.2% from $26.0 million for the second quarter of 2018. The increase was primarily due to higher repair and maintenance expense associated with maintaining our growing network and an increase in business development expenses aimed at expanding our product portfolio.

  Cable operating income for the second quarter of 2019 was $6.8 million, representing an increase of 11.6% from $6.1 million for the second quarter of 2018.

  Cable Adjusted OIBDA for the second quarter of 2019 was $13.3 million, representing an increase of 8.8% from $12.3 million for the second quarter of 2018.

Wireline

  Wireline operating revenue for the second quarter of 2019 was $19.5 million, representing an increase of 2.2% from $19.1 million in the second quarter of 2018. The increase in operating revenue was primarily attributable to the timing of receiving regulatory support funds.

  Wireline operating expenses in the second quarter of 2019 were $14.4 million, consistent with operating expenses in the second quarter of 2018.

  Wireline operating income for the second quarter of 2019 was $5.1 million, representing an  increase  of 6.3%  from $4.8 million  in the second quarter of 2018.

  Wireline Adjusted OIBDA for the second quarter of 2019 was $8.5 million, representing an increase of 6.3% from $8.0 million in the second quarter of 2018.

(1)	The calculation and presentation of Adjusted OIBDA was changed to conform to industry practices. Please refer to non-GAAP Financial Measures for the reconciliation from operating income and the current reported definition to the prior reported definition.

Other Information

  Capital expenditures were $79.1 million for the six months ended June 30, 2019 compared with $62.3 million in the comparable 2018 period. We are increasing our capital expenditures guidance for 2019 from $150 million to $170 million to reflect the acquisition of 2.5 GHz spectrum that we plan to use to increase the reach of our residential broadband service via fixed wireless in the underserved areas of our markets.

  Outstanding debt at June 30, 2019 totaled $760.5 million compared with $785.2 million as of December 31, 2018. As of June 30, 2019, the Company had liquidity of approximately $173.1 million, including $75.0 million of revolving line of credit availability.

Conference Call and Webcast

Teleconference Information:

Date: August 6, 2019
Time: 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 7559363

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through September 6, 2019 by calling (855) 859-2056.

About Shenandoah Telecommunications
Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, North Carolina, Kentucky, and Ohio. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President - Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

Or
John Nesbett/Jennifer Belodeau
IMS Investor Relations
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenue:
Service revenue and other	$142,059	$140,492	$285,290	$277,051
Equipment revenue	16,855	16,009	32,467	33,588
Total operating revenue	158,914	156,501	317,757	310,639
Operating expenses:
Cost of services	49,497	49,134	99,015	98,476
Cost of goods sold	15,874	15,166	30,511	30,971
Selling, general and administrative	27,170	29,915	55,892	58,665
Depreciation and amortization	42,353	41,117	83,532	84,604
Total operating expenses	134,894	135,332	268,950	272,716
Operating income	24,020	21,169	48,807	37,923
Other income (expense):
Interest expense	(7,522)	(8,851)	(15,476)	(18,183)
Other	1,176	839	2,463	1,828
Income before income taxes	17,674	13,157	35,794	21,568
Income tax expense	4,524	3,531	8,734	5,359
Net income	$13,150	$9,626	$27,060	$16,209

Net income per share, basic and diluted:
Basic net income per share	$0.26	$0.19	$0.54	$0.33
Diluted net income per share	$0.26	$0.19	$0.54	$0.32
Weighted average shares outstanding, basic	49,848	49,547	49,812	49,511
Weighted average shares outstanding, diluted	50,142	50,070	50,118	50,029

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2019	December 31, 2018

Cash and cash equivalents	$98,091	$85,086
Other current assets	124,057	125,116
Total current assets	222,148	210,202

Investments	11,563	10,788
Property, plant and equipment, net	695,725	701,359
Intangible assets, net	324,890	366,029
Goodwill	149,070	146,497
Operating lease right-of-use assets	369,715	—
Deferred charges and other assets	48,929	49,891
Total assets	$1,822,040	$1,484,766

Total current liabilities	$127,781	$88,539
Long-term debt, less current maturities	719,067	749,624
Other liabilities	513,143	204,356
Total shareholders’ equity	462,049	442,247
Total liabilities and shareholders’ equity	$1,822,040	$1,484,766

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$27,060	$16,209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	72,737	71,637
Amortization	10,795	12,967
Accretion of asset retirement obligations	708	471
Bad debt expense	764	758
Stock based compensation expense, net of amount capitalized	2,307	3,407
Deferred income taxes	3,434	(8,004)
Other adjustments	(433)	789
Changes in assets and liabilities	12,260	28,910
Net cash provided by operating activities	129,632	127,144

Cash flows from investing activities:
Acquisition of property, plant and equipment	(79,124)	(62,322)
Cash disbursed for acquisition, net of cash acquired	(10,000)	(52,000)
Proceeds from sale of assets	108	447
Other	(3)	(3)
Net cash used in investing activities	(89,019)	(113,878)

Cash flows from financing activities:
Principal payments on long-term debt	(24,777)	(24,250)
Proceeds from revolving credit facility borrowings	—	15,000
Principal payments on revolving credit facility	—	(15,000)
Proceeds from exercises of stock option	81	—
Taxes paid for equity award issuances	(2,912)	(2,032)
Net cash used in financing activities	(27,608)	(26,282)
Net increase (decrease) in cash and cash equivalents	13,005	(13,016)
Cash and cash equivalents, beginning of period	85,086	78,585
Cash and cash equivalents, end of period	$98,091	$65,569

Non-GAAP Financial Measures

Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

During Q2 2019, we modified our definition of Adjusted OIBDA to exclude the benefit received from the waived management fee and non-cash amortization of deferred contract costs, as well as certain other immaterial items. This change enhances the comparability of our non-GAAP performance measure with similar performance measures reported by comparable companies in our industry. We have applied this change consistently to all comparable periods presented below.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Adjusted OIBDA

Three Months Ended June 30, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$22,024	$6,786	$5,094	$(9,884)	$24,020
Depreciation and amortization	32,219	6,555	3,447	132	42,353
OIBDA	54,243	13,341	8,541	(9,752)	66,373
Share-based compensation expense	—	—	—	593	593
Adjusted OIBDA	$54,243	$13,341	$8,541	$(9,159)	$66,966

Total operating revenue	$114,140	$34,690	$19,527	(9,443)	$158,914
Adjusted OIBDA margin	47.5%	38.5%	43.7%	N/A	42.1%

During Q2 2019, we modified our definition of Adjusted OIBDA to exclude the benefit received from the waived management fee and non-cash amortization of deferred contract costs, as well as certain other immaterial items. This change enhances the comparability of our non-GAAP performance measure with similar performance measures reported by comparable companies in our industry. In the table below, we demonstrate how our new definition of Adjusted OIBDA reconciles to how we previously reported Adjusted OIBDA.

(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Adjusted OIBDA from above	$54,243	$13,341	$8,541	$(9,159)	$66,966
Non-cash amortization of deferred contract costs	(3,903)	(32)	(51)	2	(3,984)
Benefit received from the waived management fee	9,692	—	—	—	9,692
Other	(19)	3	—	326	310
Adjusted OIBDA as previously reported	$60,013	$13,312	$8,490	$(8,831)	$72,984

Three Months Ended June 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$22,251	$6,083	$4,793	$(11,958)	$21,169
Depreciation and amortization	31,565	6,179	3,240	133	41,117
OIBDA	53,816	12,262	8,033	(11,825)	62,286
Share-based compensation expense	—	—	—	1,370	1,370
Adjusted OIBDA	$53,816	$12,262	$8,033	$(10,455)	$63,656

Total operating revenue	$114,753	$32,111	$19,112	(9,475)	$156,501
Adjusted OIBDA margin	46.9%	38.2%	42.0%	N/A	40.7%

In the table below, we demonstrate how our new definition of Adjusted OIBDA reconciles to how we previously reported Adjusted OIBDA.

(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Adjusted OIBDA from above	$53,816	$12,262	$8,033	$(10,455)	$63,656
Non-cash amortization of deferred contract costs	(3,394)	(26)	(27)	—	(3,447)
Benefit received from the waived management fee	9,558	—	—	—	9,558
Other	94	—	—	(83)	11
Adjusted OIBDA as previously reported	$60,074	$12,236	$8,006	$(10,538)	$69,778

Six Months Ended June 30, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating Income	$47,361	$12,489	$9,440	$(20,483)	$48,807
Depreciation and amortization	63,269	13,013	6,980	270	83,532
OIBDA	110,630	25,502	16,420	(20,213)	132,339
Share-based compensation expense	—	—	—	2,307	2,307
Adjusted OIBDA	$110,630	$25,502	$16,420	$(17,906)	$134,646

Total operating revenue	$229,794	$68,399	$38,436	(18,872)	$317,757
Adjusted OIBDA margin	48.1%	37.3%	42.7%	N/A	42.4%

In the table below, we demonstrate how our new definition of Adjusted OIBDA reconciles to how we previously reported Adjusted OIBDA.

(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Adjusted OIBDA from above	$110,630	$25,502	$16,420	$(17,906)	$134,646
Non-cash amortization of deferred contract costs	(8,114)	(269)	(115)	—	(8,498)
Benefit received from the waived management fee	19,320	—	—	—	19,320
Other	—	139	—	353	492
Adjusted OIBDA as previously reported	$121,836	$25,372	$16,305	$(17,553)	$145,960

Six Months Ended June 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$39,518	$11,610	$9,565	$(22,770)	$37,923
Depreciation and amortization	65,490	12,203	6,634	277	84,604
OIBDA	105,008	23,813	16,199	(22,493)	122,527
Share-based compensation expense	—	—	—	3,407	3,407
Adjusted OIBDA	$105,008	$23,813	$16,199	$(19,086)	$125,934

Total operating revenue	$227,557	$63,822	$38,819	(19,559)	$310,639
Adjusted OIBDA margin	46.1%	37.3%	41.7%	N/A	40.5%

In the table below, we demonstrate how our new definition of Adjusted OIBDA reconciles to how we previously reported Adjusted OIBDA.

(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Adjusted OIBDA from above	$105,008	$23,813	$16,199	$(19,086)	$125,934
Non-cash amortization of deferred contract costs	(6,154)	115	(62)	—	(6,101)
Benefit received from the waived management fee	18,606	—	—	—	18,606
Other	175	—	—	(165)	10
Adjusted OIBDA as previously reported	$117,635	$23,928	$16,137	$(19,251)	$138,449

Segment Results

Three Months Ended June 30, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$94,350	$30,716	$5,558	$—	$—	$130,624
Equipment revenue	16,548	255	52	—	—	16,855
Tower revenue	1,654	—	—	—	—	1,654
Other revenue	318	2,238	7,225	—	—	9,781
Total external revenue	112,870	33,209	12,835	—	—	158,914
Internal revenue	1,270	1,481	6,692	—	(9,443)	—
Total operating revenue	114,140	34,690	19,527	—	(9,443)	158,914
Operating expenses
Cost of services	33,563	15,701	8,979	—	(8,746)	49,497
Cost of goods sold	15,742	112	19	—	1	15,874
Selling, general and administrative	10,592	5,536	1,988	9,752	(698)	27,170
Depreciation and amortization	32,219	6,555	3,447	132	—	42,353
Total operating expenses	92,116	27,904	14,433	9,884	(9,443)	134,894
Operating income (loss)	$22,024	$6,786	$5,094	$(9,884)	$—	$24,020

Three Months Ended June 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$95,690	$28,748	$5,301	$—	$—	$129,739
Equipment revenue	15,819	144	46	—	—	16,009
Tower revenue	1,636	—	—	—	—	1,636
Other revenue	364	2,122	6,631	—	—	9,117
Total external revenue	113,509	31,014	11,978	—	—	156,501
Internal revenue	1,244	1,097	7,134	—	(9,475)	—
Total operating revenue	114,753	32,111	19,112	—	(9,475)	156,501
Operating expenses
Cost of services	33,488	15,125	9,373	12	(8,864)	49,134
Cost of goods sold	15,082	63	20	1	—	15,166
Selling, general and administrative	12,367	4,661	1,686	11,812	(611)	29,915
Depreciation and amortization	31,565	6,179	3,240	133	—	41,117
Total operating expenses	92,502	26,028	14,319	11,958	(9,475)	135,332
Operating income (loss)	$22,251	$6,083	$4,793	$(11,958)	$—	$21,169

Supplemental Information

Subscriber Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers:

	June 30, 2019 (4)	June 30, 2018 (4)
Retail PCS subscribers - postpaid	811,719	780,658
Retail PCS subscribers - prepaid	269,039	252,054
PCS market POPS (000) (1)	7,227	7,023
PCS covered POPS (000) (1)	6,285	5,908
CDMA base stations (sites)	1,910	1,770
Towers owned	217	193
Cell site leases	200	192

	Three Months Ended June 30,
	2019	2018
Gross PCS subscriber additions - postpaid	52,799	44,629
Net PCS subscriber additions - postpaid (2)	10,767	5,797
Gross PCS subscriber additions - prepaid	33,753	33,840
Net PCS subscriber additions - prepaid (3)	1,819	1,863
PCS average monthly retail churn % - postpaid	1.74%	1.67%
PCS average monthly retail churn % - prepaid	3.97%	4.25%

_______________________________________________________

  "POPS" refers to the estimated population of a given geographic area. Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreement, and Covered POPS are those covered by our network. The data source for POPS is U.S. census data.
  For the six months ended June 30, 2018 Net PCS subscriber additions - postpaid were 5,718 excluding the acquisition of the expansion area on February 1, 2018.
  For the six months ended June 30, 2018 Net PCS subscriber additions - prepaid were 10,541 excluding the acquisition of the expansion area on February 1, 2018.
  Beginning February 1, 2018 includes Richmond Expansion Area except for gross PCS subscriber additions.

The subscriber stats above, excluding gross additions, include the Richmond Expansion Area as follows:

February 1, 2018
Expansion Area
PCS subscribers - postpaid	38,343
PCS subscribers - prepaid	15,691
Acquired PCS market POPS (000)	1,082
Acquired PCS covered POPS (000)	602
Acquired CDMA base stations (sites)	105

The following table indicates selected operating statistics of Cable:

	June 30, 2019	June 30, 2018
Homes passed (1)	189,762	185,016
Customer relationships (2)
Video users	40,497	42,483
Non-video customers	43,024	35,773
Total customer relationships	83,521	78,256
Video
Customers (3)	42,874	44,800
Penetration (4)	22.6%	24.2%
Digital video penetration (5)	90.3%	76.9%
Broadband
Users (3)	71,893	65,466
Penetration (4)	37.9%	35.4%
Voice
Users (3)	23,805	22,882
Penetration (4)	12.5%	12.4%
Total revenue generating units (6)	138,572	133,148
Fiber route miles	3,657	3,426
Total fiber miles (7)	143,762	133,702
Average revenue generating units	138,016	132,287

_______________________________________________________

  Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information. Homes passed have access to video, broadband and voice services.
  Customer relationships represent the number of billed customers who receive at least one of our services.
  Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis for video, broadband, or voice services, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
  Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
  Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
  Revenue generating units are the sum of video, voice and broadband users.
  Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table includes selected operating statistics of the Wireline operations:

	June 30, 2019	June 30, 2018
Long distance subscribers	9,461	8,930
Video customers (1)	4,520	4,850
Broadband customers	14,643	14,694
Fiber route miles	2,176	2,099
Total fiber miles (2)	163,363	157,008

_______________________________________________________

  Wireline’s video service passes approximately 16,500 homes.
  Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.